Exhibit 99.1

For Immediate Release

Contact: Scott Howat
Director of Global
Communications
Affinia Group Inc.
(734) 827-5421

AFFINIA REPORTS IMPROVED SALES FOR THE

FIRST QUARTER OF 2011

Company to Hold Conference Call on May 6, 2011

ANN ARBOR, MICHIGAN, May 5, 2011 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the first quarter ended March 31, 2011.

First Quarter

Improving market conditions, along with increased sales to new and existing customers and favorable currency effects, contributed to net sales of $505 million, a 14% increase compared to same period in 2010.

Sales in Chassis products increased by $23 million, a 64% improvement over the same period in 2010, as a result of new business wins with new and existing customers. Brake North America and Asia product sales increased by $14 million, or 11%, compared with the same period in 2010, due to improved market conditions, increased sales to new and existing customers and favorable currency translation effects. Commercial Distribution South America product sales improved by $12 million, or 12%, with the Company’s Brazilian distribution operations accounting for most of the sales increase. Filtration product sales increased by $11 million, a 6% improvement over the prior year, of which $9 million was attributable to an increase in sales at the Company’s Polish, Russian and Venezuelan operations. Of the total $62 million increase in sales, $13 million was a result of a weaker U.S. Dollar in the first quarter of 2011, as compared with the first quarter of 2010.

Gross profit for the quarter increased to $93 million compared with $90 million in the first quarter of 2010, although gross profit margin decreased to 18% as compared with 20% in the same period in 2010. The decrease in gross margin related to increases in operating and freight costs related to the increasing cost of fuel and energy during the first quarter of 2011.

Selling, general and administrative expenses were $71 million for the quarter, an increase of $4 million compared with the same period in 2010. The increase was predominantly attributable to increased advertising expense driven by the higher level of sales the Company experienced in the first quarter of 2011.

Affinia’s net income from continuing operations in the first quarter of 2011 was $3 million, a $3 million decrease as compared to the same period in the prior year. The decrease in net income from continuing operations resulted largely from the reduced gross margin and a higher selling, general and administrative expense. Adjusted for discontinued operations and noncontrolling interest, net income attributable to the Company was $2 million compared with $6 million in the first quarter of 2010.

(Dollars in millions)	Consolidated Three Months Ended March 31, 2010	Consolidated Three Months Ended March 31, 2011	Dollar Change	Percent Change
Net Sales	443	505	62	14%
Cost of sales(1)	(353)	(412)	(59)	17%

Gross profit	90	93	3	3%
Gross margin	20%	18%
Selling, general and administrative expenses(2)	(67)	(71)	(4)	6%
Selling, general and administrative expenses as a percent of sales	15%	14%

Operating profit (loss)
On and Off-highway segment	32	33	1	3%
Brake South America segment	(1)	(1)	—	NM
Corporate, eliminations and other	(8)	(10)	(2)	-25%

Operating profit	23	22	(1)	-4%
Operating margin	5%	4%
Other income, net	1	(1)	(2)	NM
Interest expense	(16)	(17)	(1)	6%

Income from continuing operations, before income tax provision, equity in income and noncontrolling interest	8	4	(4)	-50%
Income tax provision	(2)	(1)	1	-50%

Net income from continuing operations	6	3	(3)	-50%
Income from discontinued operations, net of tax	2	—	(2)	NM

Net income	8	3	(5)	-63%
Less: net income attributable to noncontrolling interest, net of tax	2	1	(1)	NM

Net income attributable to the Company	$6	$2	(4)	-67%

(1)	We recorded $1 million of restructuring costs in cost of sales in the first quarter of 2010.
(2)	We recorded $3 million and $2 million of restructuring costs in selling, general and administrative expenses for the first quarter of 2010 and 2011, respectively.
NM	(Not Meaningful)

“Our ongoing focus on growing revenues through new business wins is on track, as evidenced by our continued improvement in our top line. Increasing input costs, specifically certain commodities and freight, are having an effect on our margins. However, as long as we keep our customers competitive, we have historically been able to mitigate the long term impact of volatile commodity prices on our financial results.

Favorable currency exchange rates have also had an impact on our financial performance, and although movement in exchange rates will always remain a factor on our financial results, given our global footprint, our sales are growing materially even when adjusted for currency,” stated Tom Madden, Affinia’s Senior VP and Chief Financial Officer.

Total debt outstanding as of March 31, 2011 was $742 million, compared with $696 million at year end December 31, 2010. As of March 31, 2011, the Company had $55 million of cash and cash equivalents and $14 million of restricted cash. Cash from operations resulted in a use of cash of $31 million for the quarter, compared to a use of cash of $39 million in the same period in 2010. The $8 million improvement in period-over-period cash flow resulted primarily from a $21 million improvement in changes in trade accounts receivable, offset by a $13 million use of cash due to increased levels of inventory, which were mainly driven by an increase in sales. No financial maintenance covenants exist under the Company’s capital structure and the Company remained in compliance with all debt covenants at March 31, 2011.

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, May 6, 2011 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial 1-866-232-9440 within the United States and Canada or 1-646-216-4800 for international callers and reference conference ID 3323846#. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $2.0 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended (the ‘‘Securities Act’’) and Section 21E of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this news release, the words,’’ ‘‘anticipates,’’ ‘‘believes,’’ “estimates,” “expects,” ‘‘forecasts,’ “intends,” “plans,” “projects,” or future or conditional verbs, such as ”could,” “may,” ‘‘should,’ or ‘will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. . For a discussion of other risks and uncertainties that could materially affect our business financial condition or future results see Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this press release. Such risks, uncertainties and other important factors include, among others, continued volatility in and disruption to the global economy and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; work stoppages, labor disputes or similar difficulties that could significantly disrupt our operations; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; risks associated with increased levels of drug-related violence in Juarez Mexico; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

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